Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 28, 2010, (except Note 15, as to which the date is July 23, 2010) in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-166397) and related Prospectus of RealPage, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Dallas, TX
July 27, 2010